Exhibit 99.1

BurgerFi Reports Third Quarter 2023 Results

Conference Call Today, November 15, 2023, at 8:30 a.m. ET

FORT LAUDERDALE, FL – November 15, 2023 – BurgerFi International, Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” or the “Company”), owner of one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, and the high-quality, casual dining pizza and wings concept under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”) brand, today reported financial results for the third quarter ended October 2, 2023.

Highlights for the Third Quarter 2023
•Total revenue was $39.5 million in the third quarter 2023 compared to $43.3 million in the prior period
◦Consolidated systemwide sales decreased to $65.3 million compared to $70.6 million in the prior period
◦Same-store sales decreased 5% at Anthony’s in the third quarter of 2023 compared to the prior period
◦Systemwide sales for BurgerFi decreased 9% to $35.7 million in the third quarter compared to the prior period
◦Systemwide same-store sales decrease of 11% at BurgerFi in the third quarter of 2023 compared to the prior period
•Opened five BurgerFi franchised locations and acquired four from franchisees year to date, and expects to open an additional nine BurgerFi locations, including the first dual-brand franchise location and a flagship restaurant in New York City with the unveiling of its Better Burger Lab experience.
•Hourly turnover declined significantly from the prior period at both brands, with Anthony’s performing better than industry benchmarks, while BurgerFi made considerable progress and is on track to achieve similar improvements. Management turnover improved at BurgerFi, approaching industry benchmarks.
•Consolidated food, beverage and paper expense margin improved 220 basis points compared to the prior period
•Consolidated restaurant-level operating expenses increased 100 basis points compared to the prior period
•Net loss increased to $5.0 million, or $(0.19) per diluted share, in the third quarter 2023 compared to net loss of $3.3 million or $(0.15) per diluted share in the prior period
•Adjusted EBITDA1 of $0.8 million in the third quarter 2023 compared to $1.6 million in the prior period

Management Commentary

Carl Bachmann, Chief Executive Officer of BurgerFi stated, “Our third quarter performance is not reflective of what we believe these brands and the people at this organization can and will accomplish. Having arrived here ten days into the quarter, these results are in no way indicative of our work to date or where we intend to take the business. Using my prior experience at enhancing pizza and burger concepts, BurgerFi is now implementing strategic priorities that should position the Company for long term, profitable growth.”

Bachmann continued, “Many of the initial initiatives we put in place are already taking hold, including the expanded menus at BurgerFi and Anthony’s. Most recently, we successfully executed the biggest enhancement of the BurgerFi menu in company history, adding wings and salad bowls, and the response has been resounding. At the end of the month, we will also launch chicken sandwiches. At Anthony’s, we added a Chicken Alfredo and Artichoke Pizza, and two pasta dishes -- Spaghetti and Meatballs and Italian Fettuccine Alfredo. We have already decreased turnover at both brands and significantly reduced training labor which has resulted in higher consumer satisfaction scores as well as faster throughput and ticket times. These are leading indicators that we are on the right path towards higher sales and margins.”

Exhibit 99.1
Christopher Jones, Chief Financial Officer of BurgerFi, added, “Looking forward, with the combination of new unit growth and improving same store sales trends driven by our expanded offering and overall more effective marketing messages, we anticipate BurgerFi returning to positive comps in early 2024 and positive EBITDA by the second half of 2024. Additionally, we are equally confident in the return to positive comps and increased EBITDA at Anthony’s, driven by similar initiatives, including menu modification, an aggressive focus on food cost and the benefits from an updated POS platform. Perhaps most importantly, we are also setting the stage with the franchising of company-owned stores starting as early as the first quarter of 2024.”

Third Quarter 2023 Key Metrics1 Summary

	Consolidated
	Quarter Ended		Nine Months Ended
(in thousands, except for percentage data)	October 2, 2023	October 3 , 2022	October 2, 2023	October 3 , 2022
Systemwide Restaurant Sales	$65,278	$70,627	$209,406	$218,014
Systemwide Restaurant Sales Growth	(8)%	(2)%	(4)%	1%
Systemwide Restaurant Same-Store Sales Growth	(8)%	(2)%	(4)%	—%
Corporate-Owned Restaurant Sales	$37,324	$40,284	$121,442	$124,319
Corporate-Owned Restaurant Sales Growth	(7)%	4%	(2)%	7%
Corporate-Owned Restaurant Same-Store Sales Growth	(7)%	1%	(3)%	3%
Franchise Restaurant Sales	$27,954	$30,343	$87,964	$93,695
Franchise Restaurant Sales Growth	(8)%	(8)%	(6)%	(6)%
Franchise Restaurant Same-Store Sales Growth	(9)%	(5)%	(6)%	(4)%
Digital Channel % of Systemwide Sales	32%	34%	32%	35%

	Quarter Ended
	October 2, 2023		October 3, 2022
(in thousands, except for percentage data)	BurgerFi	Anthony's	BurgerFi	Anthony's2
Systemwide Restaurant Sales	$35,738	$29,540	$39,147	$31,480
Systemwide Restaurant Sales Growth	(9)%	(6)%	(5)%	4%
Systemwide Restaurant Same-Store Sales Growth	(11)%	(5)%	(6)%	4%
Corporate-Owned Restaurant Sales	$7,784	$29,540	$8,804	$31,480
Corporate-Owned Restaurant Sales Growth	(12)%	(6)%	4%	4%
Corporate-Owned Restaurant Same-Store Sales Growth	(15)%	(5)%	(11)%	4%
Franchise Restaurant Sales	$27,954	N/A	$30,343	N/A
Franchise Restaurant Sales Growth	(8)%	N/A	(8)%	N/A
Franchise Restaurant Same-Store Sales Growth	(9)%	N/A	(5)%	N/A
Digital Channel % of Systemwide Sales	31%	33%	33%	36%

Exhibit 99.1

	Nine Months Ended
	October 2, 2023		October 3, 2022
(in thousands, except for percentage data)	BurgerFi	Anthony's	BurgerFi	Anthony's2
Systemwide Restaurant Sales	$114,861	$94,545	$122,159	$95,855
Systemwide Restaurant Sales Growth	(6)%	(1)%	(3)%	6%
Systemwide Restaurant Same-Store Sales Growth	(8)%	—%	(5)%	6%
Corporate-Owned Restaurant Sales	$26,897	$94,545	$28,464	$95,855
Corporate-Owned Restaurant Sales Growth	(6)%	(1)%	12%	6%
Corporate-Owned Restaurant Same-Store Sales Growth	(12)%	—%	(10)%	6%
Franchise Restaurant Sales	$87,964	N/A	$93,695	N/A
Franchise Restaurant Sales Growth	(6)%	N/A	(6)%	N/A
Franchise Restaurant Same-Store Sales Growth	(6)%	N/A	(4)%	N/A
Digital Channel % of Systemwide Sales	31%	33%	34%	37%

1.Refer to “Key Metrics Definitions” and “About Non-GAAP Financial Measures” sections below.

2.Included within Systemwide Restaurant Sales Growth, Systemwide Restaurant Same-Store Sales Growth, Corporate-Owned Restaurant Sales Growth and Corporate-Owned Restaurant Same-Store Sales Growth data presented above is information for Anthony's for the respective periods in 2021 which is presented only for informational purposes as Anthony's was not under common ownership until November 2021, the date of acquisition.

Third Quarter 2023 Financial Results

Total revenue in the third quarter of 2023 decreased 9% to $39.5 million compared to $43.3 million in the year-ago quarter, primarily driven by a decrease in same-store sales at BurgerFi and Anthony’s partially offset by the additional revenue from new restaurants opened during the period. For the BurgerFi brand, same-store sales decreased 15% and 9% in corporate-owned and franchised locations, respectively. For the Anthony’s brand, same-store sales for the third quarter decreased 5% over the prior year period.

Restaurant-level operating expenses for the third quarter of 2023 were $32.9 million compared to $35.2 million in the third quarter of 2022. For the Anthony's brand, restaurant-level operating expenses, as a percentage of sales, increased 20 basis points for the third quarter of 2023, compared to the third quarter of 2022, due to lower leverage on sales partially offset by lower food, beverage and paper costs. For the BurgerFi brand, restaurant-level operating expenses, as a percentage of sales, increased 440 basis points for the third quarter of 2023, compared to the third quarter of 2022, primarily due to lower leverage on sales.

Net loss in the third quarter was $5.0 million compared to a net loss of $3.3 million in the year-ago quarter, primarily due to decrease in same store sales and the absence of gains on employee retention credits compared to the prior period, partially offset by lower depreciation and amortization expenses, lower share-based compensation expense and gain on change in value of warrant liability.

Adjusted EBITDA in the third quarter of 2023 decreased $0.8 million to $0.8 million compared to $1.6 million in the third quarter of 2022, driven by lost leverage on sales partially offset by lower food costs. See the definition of Adjusted EBITDA, a financial measure that is a non-generally accepted accounting principle in the United States (“GAAP”), and the reconciliation to the most comparable GAAP measure below.

Restaurant Development

As of October 2, 2023, the Company operated and franchised 169 total restaurants of which 110 were BurgerFi (26 corporate-owned and 84 franchised) and 59 were corporate-owned Anthony’s. During the third quarter 2023, there was one corporate-owned Anthony’s and three franchise BurgerFi closures.

Exhibit 99.1

Year to date, BurgerFi opened five franchised locations. For the fourth quarter to date, the Company acquired two locations from franchisees and expects to open an additional nine BurgerFi locations, including the first dual-brand franchise location and a flagship restaurant in New York City with the unveiling of its Better Burger Lab experience.

2023 Outlook

Management is updating its outlook for the fiscal year 2023:

•Annual revenues of $160 -170 million
•Consolidated low single-digit same-store sales decline for corporate-owned locations
•12-15 new franchised restaurants, including one new Anthony's
•Adjusted EBITDA of $6 -8 million
•Capital expenditures of approximately $2 million

Conference Call

The Company will hold a conference call today, November 15, 2023, at 8:30 a.m. Eastern time to discuss its third quarter 2023 results.

Date: Wednesday, November 15, 2023
Time: 8:30 a.m. Eastern time
Toll-free dial-in number: 1-833-816-1403
International dial-in number: (412) 317-0496
Conference ID: 10182500

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for two weeks for replay on the Company’s Investor Relations website at ir.burgerfi.com.

Key Metrics Definitions

The following definitions apply to the terms listed below:

“Systemwide Restaurant Sales” is presented as informational data in order to understand the aggregation of franchised stores sales, ghost kitchen and corporate-owned store sales performance. Systemwide Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens and corporate-owned restaurants in one period from the same period in the prior year. Systemwide Restaurant Same-Store Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens, and corporate-owned restaurants after 14 months of operations. See definition below for “Same-Store Sales”.

“Corporate-Owned Restaurant Sales” represent the sales generated only by corporate-owned restaurants. Corporate-Owned Restaurant Sales growth refers to the percentage change in sales at all corporate-owned restaurants in one period from the same period in the prior year. Corporate-Owned Restaurant Same-Store Sales growth refers to the percentage change in sales at all corporate-owned restaurants after 14 months of operations. These measures highlight the performance of existing corporate-owned restaurants.

“Franchise Restaurant Sales” represent the sales generated only by franchisee-owned restaurants and are not recorded as revenue, however, the royalties based on a percentage of these franchise restaurant sales are recorded as revenue. Franchise Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants in one period from the same period in the prior year. Franchise Restaurant Same-Store Sales growth refers to the percentage change in sales at all franchised restaurants after 14 months of operations. These measures highlight the performance of existing franchised restaurants.

Exhibit 99.1
“Same-Store Sales” is used to evaluate the performance of our store base, which excludes the impact of new stores and closed stores, in both periods under comparison. We include a restaurant in the calculation of Same-Store Sales after 14 months of operations. A restaurant which is temporarily closed, is included in the Same-Store Sales computation. A restaurant which is closed permanently, such as upon termination of the lease, or other permanent closure, is immediately removed from the Same-Store Sales computation. Our calculation of Same-Store Sales may not be comparable to others in the industry.

“Digital Channel” % of systemwide sales is used to measure performance of our investments made in our digital platform and partnerships with third party delivery partners. We believe our digital platform capabilities are a vital element to continuing to serve our customers and will continue to be a differentiator for the Company as compared to some of our competitors. Digital Channel as percentages of Systemwide Restaurant Sales are indicative of the sales placed through our digital platforms and the percentage of those digital sales when compared to total sales at all our franchised and corporate-owned restaurants.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net loss before goodwill impairment, lease termination recovery, employee retention credits, share-based compensation expense, depreciation and amortization expense, interest expense (which includes accretion on the value of preferred stock and interest accretion on the related party note), restructuring costs, merger, acquisition and integration costs, legal settlements, net of gains, store closure costs, loss (gain) on change in value of warrant liability, pre-opening costs, (gain) loss on sale of assets and income tax expense (benefit).

Unless otherwise stated, Systemwide Restaurant Sales, Systemwide Sales growth, and Same-Store Sales are presented on a systemwide basis, which means they include franchise restaurants and company-owned restaurants. Franchise restaurant sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and brand royalty revenues are calculated based on a percentage of franchise sales.

About BurgerFi International (Nasdaq: BFI, BFIIW)

BurgerFi International, Inc. is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi International is the owner and franchisor of the two following brands with a combined 169 locations.

BurgerFi. BurgerFi is among the nation’s fast-casual better burger concepts with 110 BurgerFi restaurants (84 franchised and 26 corporate-owned) as of October 2, 2023. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi's menu also includes high-quality Wagyu Beef Blend Burgers, Antibiotic and Cage-Free Chicken offerings, Hand-Cut Sides, and Frozen Custard Shakes. BurgerFi was named "The Very Best Burger" at the 2023 edition of the nationally acclaimed SOBE Wine and Food Festival and “Best Fast Food Burger” in USA Today’s 10Best 2023 Readers’ Choice Awards for its BBQ Rodeo Burger, "Best Fast Casual Restaurant" in USA Today's 10Best 2023 Readers' Choice Awards for the third consecutive year, QSR Magazine's Breakout Brand of 2020 and Fast Casual's 2021 #1 Brand of the Year. In 2021, Consumer Reports awarded BurgerFi an “A Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and 'Like' or follow @BurgerFi on Instagram, Facebook and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Anthony’s. Anthony’s was acquired by BurgerFi on November 3, 2021 and is a premium pizza and wing brand that operates 59 corporate-owned casual restaurant locations, as of October 2, 2023. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal-fired oven with menu offerings including “well-done” pizza, coal-fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today's Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

Exhibit 99.1
About Non-GAAP Projected Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the measure Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of this non-GAAP financial measure. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from this non-GAAP financial measure and evaluating this non-GAAP financial measure together with its relevant financial measures in accordance with GAAP.

A reconciliation of Adjusted EBITDA guidance is not being provided due to the nature of this forward-looking non-GAAP measure containing certain elements that are impractical to predict given their market-based nature, such as share-based compensation expense and gain and losses on change in value of warrant liabilities, without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information, nor can we accurately predict all of the components of the applicable non-GAAP financial measure and reconciling adjustments thereto; accordingly, guidance for the corresponding GAAP measure may be materially different than guidance for the non-GAAP measure. Such forward looking information is also subject to uncertainty and various risks, and there can be no assurance that any forecasted results or conditions will actually be achieved.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi's estimates of its future business outlook, liquidity, prospects or financial results, long-term opportunities, executing on growth and improvement strategies, new franchise opportunities, increased revenue, liquidity, improved operating margins in both brands, improved labor trends, seasonality trends, product improvements, including new products and services, expected customer acceptance, improved operating efficiencies, store opening plans, and expectations regarding adjusted EBITDA in 2023 and EBITDA in 2024, as well as statements set forth under the section titled “2023 Outlook” above. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended January 2, 2023, and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to continue to access liquidity from our credit agreement and remain compliant with financial covenants therein, as well as to successfully realize the expected benefits of the acquisition of Anthony’s or any other factors. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:
ICR
Michelle Michalski

Exhibit 99.1
IR-BFI@icrinc.com
646-277-1224

Company Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
Ink Link Marketing
Kim Miller
Kmiller@inklinkmarketing.com

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Balance Sheets

	Unaudited
(in thousands, except for per share data)	October 2, 2023	January 2, 2023
Assets
Current Assets
Cash	$9,746	$11,917
Accounts receivable, net	1,229	1,926
Inventory	1,376	1,320
Assets held for sale	732	732
Prepaid expenses and other current assets	972	2,564
Total Current Assets	$14,055	$18,459
Property & equipment, net	17,987	19,371
Operating right-of-use assets, net	46,070	45,741
Goodwill	31,621	31,621
Intangible assets, net	153,091	160,208
Other assets	1,114	1,380
Total Assets	$263,938	$276,780
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable - trade and other	$8,216	$8,464
Accrued expenses	8,179	10,589
Short-term operating lease liability	12,252	9,924
Short-term borrowings, including finance leases	3,539	4,985
Other current liabilities	2,700	6,241
Total Current Liabilities	$34,886	$40,203
Non-Current Liabilities
Long-term borrowings, including finance leases	49,396	53,794
Redeemable preferred stock, $0.0001 par value, 10,000,000 shares authorized, 2,120,000 shares issued and outstanding as of October 2, 2023 and January 2, 2023, $53 million principal redemption value, respectively	54,545	51,418
Long-term operating lease liability	40,672	40,748
Related party note payable	14,450	9,235
Deferred income taxes	1,223	1,223
Other non-current liabilities	1,120	1,212
Total Liabilities	$196,292	$197,833
Stockholders' Equity
Common stock, $0.0001 par value, 100,000,000 shares authorized, 26,805,474, and 22,257,772 shares issued and outstanding as of October 2, 2023 and January 2, 2023, respectively	2	2
Additional paid-in capital	314,905	306,096
Accumulated deficit	(247,261)	(227,151)
Total Stockholders' Equity	$67,646	$78,947
Total Liabilities and Stockholders' Equity	$263,938	$276,780

Exhibit 99.1
BurgerFi International Inc., and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Quarter Ended		Nine Months Ended
(in thousands, except for per share data)	October 2, 2023	October 3, 2022	October 2, 2023	October 3, 2022
Revenue
Restaurant sales	$37,324	$40,361	$121,448	$124,954
Royalty and other fees	1,698	2,465	5,858	7,179
Royalty - brand development and co-op	458	429	1,328	1,351
Total Revenue	$39,480	$43,255	$128,634	$133,484
Restaurant level operating expenses:
Food, beverage and paper costs	9,947	11,665	32,329	37,017
Labor and related expenses	11,853	12,217	37,769	37,126
Other operating expenses	7,199	7,464	22,415	22,077
Occupancy and related expenses	3,933	3,848	11,697	11,575
General and administrative expenses	4,638	5,511	17,027	18,943
Depreciation and amortization expense	3,272	4,253	9,794	13,427
Share-based compensation expense	172	1,010	5,401	9,295
Brand development, co-op and advertising expenses	999	1,159	3,028	2,998
Goodwill and intangible asset impairment	—	—	—	55,168
Restructuring costs and other charges, net	515	568	2,688	1,608
Total Operating Expenses	$42,528	$47,695	$142,148	$209,234
Operating Loss	(3,048)	(4,440)	(13,514)	(75,750)
Interest expense, net	(2,219)	(2,245)	(6,508)	(6,562)
Gain (Loss) on change in value of warrant liability	224	726	(167)	2,050
Other income, net	85	2,627	81	2,546
Loss before income taxes	$(4,958)	$(3,332)	$(20,108)	$(77,716)
Income tax (expense) benefit	—	—	(2)	447
Net loss	$(4,958)	$(3,332)	$(20,110)	$(77,269)
Weighted average common shares outstanding:
Basic and Diluted	26,793,358	22,253,232	25,078,410	22,146,258

Net loss per common share:
Basic and Diluted	$(0.19)	$(0.15)	$(0.80)	$(3.49)

BurgerFi International Inc., and Subsidiaries
Consolidated Reconciliation of Net Loss to Adjusted EBITDA
(Non-GAAP) (Unaudited)

Exhibit 99.1

	Quarter Ended
	Consolidated		BurgerFi		Anthony's
(in thousands)	October 2, 2023	October 3, 2022	October 2, 2023	October 3, 2022	October 2, 2023	October 3, 2022
Revenue by Segment	$39,480	$43,255	$9,940	$11,775	$29,540	$31,480

Adjusted EBITDA Reconciliation by Segment:
Net loss	$(4,958)	$(3,332)	$(4,167)	$(1,752)	$(791)	$(1,580)
Employee retention credits	—	(2,626)	—	(2,626)	—	—
Share-based compensation expense	172	1,010	177	1,010	(5)	—
Depreciation and amortization expense	3,272	4,253	2,123	2,212	1,149	2,041
Interest expense	2,219	2,245	1,033	1,003	1,186	1,242
Restructuring costs	353	—	311	—	42	—
Merger, acquisition and integration costs	96	168	62	168	34	—
Legal settlements, net of gains	(193)	81	(289)	81	96	—
Store closure costs	162	568	64	548	98	20
Gain on change in value of warrant liability	(224)	(726)	(224)	(726)	—	—
(Gain) loss on sale of assets	(85)	1	7	(5)	(92)	6
Adjusted EBITDA	$814	$1,642	$(903)	$(87)	$1,717	$1,729

Exhibit 99.1
BurgerFi International Inc., and Subsidiaries
Consolidated Reconciliation of Net Loss to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	Nine Months Ended
	Consolidated		BurgerFi		Anthony's
(in thousands)	October 2, 2023	October 3, 2022	October 2, 2023	October 3, 2022	October 2, 2023	October 3, 2022
Revenue by Segment	$128,634	$133,484	$34,089	$37,628	94,545	$95,856

Adjusted EBITDA Reconciliation by Segment:
Net loss	$(20,110)	$(77,269)	$(18,924)	$(36,439)	$(1,186)	$(40,830)
Goodwill impairment	—	55,168	—	17,505	—	37,663
Lease termination recovery	(42)	—	(42)	—	—	—
Employee retention credits	—	(2,626)	—	(2,626)	—	—
Share-based compensation expense	5,401	9,295	5,380	9,295	21	—
Depreciation and amortization expense	9,794	13,427	6,360	7,335	3,434	6,092
Interest expense	6,508	6,562	2,955	2,960	3,553	3,602
Restructuring costs	2,397	—	1,389	—	1,008	—
Merger, acquisition and integration costs	723	2,472	624	2,359	99	113
Legal settlements, net of gains	317	393	218	393	99	—
Store closure costs	333	1,134	138	1,134	195	—
Loss (gain) on change in value of warrant liability	167	(2,050)	167	(2,050)	—	—
Pre-opening costs	—	474	—	474	—	—
(Gain) loss on sale of assets	(96)	1	1	(5)	(97)	6
Income tax expense (benefit)	2	(447)	—	(451)	2	4
Adjusted EBITDA	$5,394	$6,534	$(1,734)	$(116)	$7,128	$6,650

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended				Nine Months Ended
	October 2, 2023		October 3, 2022		October 2, 2023		October 3, 2022
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$37,324	100.0%	$40,361	100.0%	$121,448	100.0%	$124,954	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	9,947	26.7%	11,665	28.9%	32,329	26.6%	37,017	29.6%
Labor and related expenses	11,853	31.8%	12,217	30.3%	37,769	31.1%	37,126	29.7%
Other operating expenses	7,199	19.3%	7,464	18.5%	22,415	18.5%	22,077	17.7%
Occupancy and related expenses	3,933	10.5%	3,848	9.5%	11,697	9.6%	11,575	9.3%
Total	$32,932	88.2%	$35,194	87.2%	$104,210	85.8%	$107,795	86.3%

Exhibit 99.1
Anthony’s Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended				Nine Months Ended
	October 2, 2023		October 3, 2022		October 2, 2023		October 3, 2022
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$29,540	100.0%	$31,480	100.0%	$94,545	100.0%	$95,856	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	7,633	25.8%	8,927	28.4%	24,371	25.8%	27,837	29.0%
Labor and related expenses	9,295	31.5%	9,551	30.3%	29,384	31.1%	28,809	30.1%
Other operating expenses	5,374	18.2%	5,482	17.4%	16,501	17.5%	16,044	16.7%
Occupancy and related expenses	3,021	10.2%	2,942	9.3%	8,978	9.5%	8,803	9.2%
Total	$25,323	85.7%	$26,902	85.5%	$79,234	83.8%	$81,493	85.0%

BurgerFi Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended				Nine Months Ended
	October 2, 2023		October 3, 2022		October 2, 2023		October 3, 2022
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$7,784	100.0%	$8,881	100.0%	$26,903	100.0%	$29,098	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	2,314	29.7%	2,738	30.8%	7,958	29.6%	9,180	31.5%
Labor and related expenses	2,558	32.9%	2,666	30.0%	8,385	31.2%	8,317	28.6%
Other operating expenses	1,825	23.4%	1,982	22.3%	5,914	22.0%	6,033	20.7%
Occupancy and related expenses	912	11.7%	906	10.2%	2,719	10.1%	2,772	9.5%
Total	$7,609	97.8%	$8,292	93.4%	$24,976	92.8%	$26,302	90.4%

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Segment Unit Counts

	Quarter Ended			Nine Months Ended
	October 2, 2023			October 2, 2023
	Corporate-owned	Franchised	Total	Corporate-owned	Franchised	Total
Total BurgerFi and Anthony's brands	85	84	169	85	84	169

BurgerFi stores, beginning of the period	27	87	114	25	89	114
BurgerFi stores opened	—	—	—	—	5	5
BurgerFi stores acquired / (transferred)	—	—	—	2	(2)	—
BurgerFi stores closed	(1)	(3)	(4)	(1)	(8)	(9)
BurgerFi total stores, end of the period	26	84	110	26	84	110

Anthony's stores, beginning of period	60	—	60	60	—	60
Anthony's stores closed	(1)	—	(1)	(1)	—	(1)
Anthony's total stores, end of the period	59	—	59	59	—	59